EXHIBIT 12.1

                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)

                                                                   Six Months
                                                                 Ended June 30,
                                                             -------------------
                                                               2005        2004
                                                             --------   --------
Net income ...............................................   $  431.1   $  365.9
Provision for income taxes ...............................      235.8      233.9
                                                             --------   --------
Earnings before provision for income taxes ...............      666.9      599.8
                                                             --------   --------
Fixed charges:

  Interest and debt expenses on indebtednes ..............      852.1      589.2
  Minority interest in subsidiary trust holding
    solely debentures of the company, before tax .........        8.8        8.8
  Interest factor-one-third of rentals on real and
    personal properties ..................................        7.6        6.8
                                                             --------   --------
Total fixed charges ......................................      868.5      604.8
                                                             --------   --------
  Total earnings before provision for income taxes and
    fixed charges ........................................   $1,535.4   $1,204.6
                                                             ========   ========
Ratios of earnings to fixed charges(1) ...................      1.77x      1.99x

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(1) Excluding the gain from redemption of debt for the six months ended June 30,
   2004, the ratio of earnings to fixed charges was 1.92x. This gain from debt redemption is significant, does not occur on a regular basis, and is not indicative of our ongoing operations.